EXHIBIT 10.1
NORTH AMERICAN NATURAL GAS, INC.
(“NANG”)
- and -
PURERAY ACQUISITION INC.
(the “Purchaser”)
- and -
MICKAEL JOASIL, DEREK BLACKBURN, F.W.F. ROBINSON, FRANK O’DEA,
KAIROS PARTNERS, LLC, THOMAS J. BROESKI, RAJ KURICHH, MEGS
PADIACHY, RAMILA PADIACHY, PATRICK PIERRE AND MATTHEW SICOLI
(the “Shareholders”)
- and -
PURERAY CORPORATION
(the “Corporation”)
SHARE PURCHASE AGREEMENT
July 24, 2008

TABLE OF CONTENTS

Section 1 INTERPRETATION	2

1.1 Definitions	2
1.2 Headings and References	6
1.3 Extended Meanings	6
1.4 Currency	6
1.5 Schedules	6

Section 2 PURCHASE AND SALE	6

2.1 Purchase and Sale	6
2.2 Purchase Price	6
2.3 Payment	7
2.4 Section 85 Election	7

Section 3 Section 116 Certificates	7

3.1 Section 116 Certificate	7
3.2 Tax Escrow	7
3.3 Remittance	7
3.4 Indemnity	8

Section 4 REPRESENTATIONS OF THE SHAREHOLDERS	8

4.1 Title to Purchased Shares	9
4.2 No Other Purchase Agreements	9
4.3 Contractual and Regulatory Approvals	9
4.4 Authorization of Purchase	9
4.5 Enforceability	9
4.6 Residence	10

Section 5 REPRESENTATIONS OF THE SHAREHOLDERS	10

5.1 Corporate Matters	10
5.2 Share Capital, Dividends and Shares	11
5.3 Financial Matters	12
5.4 Property	15
5.5 Conduct of Business	20
5.6 General Matters	20

Section 6 ACKNOWLEDGMENTS OF THE SHAREHOLDERS	21

Section 7 REPRESENTATIONS AND WARRANTIES OF NANG	22

7.1 Corporate Matters	22
7.2 Share Capital, Dividends and Shares	23

7.3 Financial Matters	24
7.4 Property	28
7.5 Employees	28
7.6 General Matters	28

Section 8 SURVIVAL AND INDEMNITY	29

8.1 Survival	29
8.2 General Indemnity	29
8.3 Notice and Participation	30
8.4 Purchaser’s Indemnity	30

Section 9 CLOSING	30

Section 10 MISCELLANEOUS	30

10.1 Further Assurances	30
10.2 Expenses	31
10.3 Notice	31
10.4 Time	32
10.5 Governing Law	32
10.6 Entire Agreement	33
10.7 Severability	33
10.8 Assignment and Enurement	33
10.9 Counterparts and Facsimile	33
10.10 Independent Legal Advice	33

SHARE PURCHASE AGREEMENT
THIS AGREEMENT is made July 24, 2008,
BETWEEN:
NORTH AMERICAN NATURAL GAS, INC., a corporation formed under the laws of the State of Washington
(“NANG”)
- and -
PURERAY ACQUISITION INC., a corporation formed under the laws of Canada
(the “Purchaser”)
- and -
MICKAEL JOASIL, DEREK BLACKBURN, F.W.F. ROBINSON, FRANK O’DEA, KAIROS PARTNERS, LLC, THOMAS J. BROESKI, RAJ KURICHH, MEGS PADIACHY, RAMILA PADIACHY, PATRICK PIERRE AND MATTHEW SICOLI
(the “Shareholders”)
- and -
PURERAY CORPORATION, a corporation formed under the laws of Canada
(the “Corporation”)
RECITALS:
A.	The Shareholders are the registered and beneficial owners of all of the issued and outstanding shares of the Corporation.
B.	The Shareholders wish to sell, and NANG wishes to acquire, directly or indirectly, all of the issued and outstanding shares of the Corporation (the “Purchased Shares”).
C.	NANG will cause the Purchaser to acquire the Purchased Shares and to satisfy payment of the Purchase Price therefor by issuing one exchangeable share of the Purchaser (each, an “Exchangeable Share”) for each Purchased Share acquired pursuant to the terms of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:
SECTION 1
INTERPRETATION
1.1	Definitions

In this Agreement:
(a)	“1933 Act” means the United States Securities Act of 1933, as amended.

(b)	“Accounts Receivable” means all accounts receivable, book debts and other debts owing to the Corporation.

(c)	“Agreement” means this agreement including any recitals and schedules to this agreement, as amended, supplemented or restated from time to time.

(d)	“Applicable Law”, in respect of any Person, property, transaction or event, means all statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event.

(e)	“Business Day” means a day on which banks are open for business in Toronto but does not include a Saturday, Sunday and any other day which is a legal holiday in such city.

(f)	“Closing” means the completion of the transactions pursuant to this Agreement on the Closing Date.

(g)	“Closing Date” means July 24, 2008 or such other date as agreed between NANG and the Shareholders, provided such date is on or before September 15, 2008.

(h)	“Comfort Letter” has the meaning given to it in Section 3.3(2).

(i)	“Disclosure Documents” has the meaning given to it in Section 7.1(10).

(j)	“Encumbrances” means any charge, mortgage, hypothec, deed of trust, option, covenant, license, easement, right-of-way, title defect, lien, deemed or statutory trust, pledge, claim, restriction, security interest or other encumbrance, whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under Applicable Law.

(k)	“Exchange Act” has the meaning given to it in Section 7.1(9).

(l)	“Exchangeable Shares” has the meaning given to it in Recital C.

(m)	“Financial Statements” means the audited financial statements of the Corporation as at and for the fiscal period ended on April 30, 2008, consisting of a balance sheet and statements of operations and deficit and cash flows, together with the notes thereto.

(n)	“GAAP” means generally accepted accounting principles in effect in the United States of America at the relevant time.

(o)	“Government Assistance Programs” has the meaning given to it in Section 5.6(2).

(p)	“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

(q)	“Indebtedness” of a Person means, without duplication:
(i)	all debts and liabilities of that Person for borrowed money (including revolving bank debt and all issued and outstanding cheques not otherwise reflected in the Closing Balance Sheet);

(ii)	all debts and liabilities to such Person’s shareholders for borrowed money and all accrued management salaries and bonuses and interest payable relating thereto not otherwise reflected in the Closing Balance Sheet;

(iii)	all capital leases of that Person;

(iv)	all debts and liabilities of that Person representing the deferred acquisition cost of property and services;

(v)	all guarantees given by that Person; and

(vi)	deferred Taxes of that Person,
including, for greater certainty, all interest, and penalties relating to the foregoing, but does not include short-term non-interest bearing obligations of that Person payable to outside suppliers and incurred in the ordinary course of business of that Person.

(r)	“Intellectual Property” means all right, title and interest in and to the following property owned, used, or licensed by the Corporation:
(i)	all patents, patent applications, reissues, divisions, continuations, renewals, extensions, continuations-in-part and registrations, inventions

(whether or not patentable), trademarks, trade names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade dress and logos, trademark applications and registrations, trade name registrations, service marks, designs, copyrights, copyright applications and registrations, mask works, mask work registrations and applications, integrated circuit topographies, integrated circuit topography registrations and applications, and industrial designs, domestic or foreign;
(ii)	all proprietary and non-public business information, including trade secrets, know-how, inventions, invention disclosures, improvements, discoveries, confidential information, methods, processes, technology, technical data, schematics, formulae, customer lists and documentation relating to any of the foregoing, and other intellectual property;

(iii)	computer software; and

(iv)	any other intellectual property.
(s)	“Kairos Escrow Agreement” means the escrow and share purchase agreement dated June 24, 2008 between Kairos Partners, LLC, the Corporation and Wildeboer Dellelce LLP, as escrow agent, pursuant to which 4,355,000 Purchased Shares registered in the name of Kairos Partners LLC, are held in, and subject to release from, escrow;

(t)	“Leases” has the meaning given to it in Section 5.4(3)(a).

(u)	“Leased Premises” has the meaning given to it in Section 5.4(3)(b).

(v)	“Liabilities” means all Indebtedness, obligations and other liabilities of a Person whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

(w)	“Licences and Permits” has the meaning given to it in Section 5.1(6).

(x)	“NANG Financial Statements” means the audited financial statements of NANG as at and for the fiscal year period ended on April 30, 2008, consisting of a balance sheet and statements of operations and deficit and cash flows, together with the notes thereto, and the unaudited interim financial statements of NANG as at and for the fiscal period ended on April 30, 2008, consisting of a balance sheet and statements of operations and deficit and cash flows, together with the notes thereon.

(y)	“Non-Resident Purchase Price” has the meaning given to it in Section 3.1.

(z)	“Non-Resident Shareholder” means the Shareholders as set forth in Schedule 4.1.

(aa)	“Notice” means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(bb)	“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature.

(cc)	“Purchase” means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(dd)	“Purchase Price” has the meaning given to it in Section 2.1.

(ee)	“Purchased Shares” has the meaning given to it in Recital B.

(ff)	“Remittance Date” has the meaning given to it in Section 3.1.

(gg)	“SEC Reports” has the meaning given to it in Section 7.1(10).

(hh)	“Section 116 Certificate” has the meaning given to it in Section 3.1.

(ii)	“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended.

(jj)	“Tax Escrow Agreement” has the meaning given to it in Section 3.1.

(kk)	“Tax Returns” means any return (including an information return), declaration, report, statement, claim for a refund, rebate or credit, amended return, declaration of estimated Taxes or other document (including any attached schedule and any attached related or supporting information) relating to Taxes required to be filed under any applicable Tax legislation or in fact filed with any Tax authority.

(ll)	“Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, and any liability for the payment of any amount of the type described above as a result of being a “transferee” (within the meaning of Section 160 of the Tax Act or any other applicable Tax legislation) of another Person or a member of an affiliated or combined group.

1.2	Headings and References
     The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular section, subsection or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to “Sections” are to sections, subsections and further subdivisions of sections of this Agreement.
1.3	Extended Meanings
     Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include the feminine and the masculine. The term “including” means “including without limitation”.
1.4	Currency
     All references to currency or dollar amounts in this Agreement are to the currency of Canada, unless otherwise stated.
1.5	Schedules
     The following are the schedules attached to and incorporated by reference into this Agreement:

Schedule 4.1	-	Shareholders and Purchased Shares
Schedule 5.4(3)	-	Leases and Leased Premises
Schedule 5.4(9)	-	Intellectual Property
Schedule A	-	Tax Escrow Agreement (form of)
SECTION 2
PURCHASE AND SALE
2.1	Purchase and Sale
     The Shareholders hereby sell, and the Purchaser hereby purchases, all of the Purchased Shares upon and subject to the terms and conditions of this Agreement.
2.2	Purchase Price
     The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Shareholders for the Purchased Shares shall be the fair market value of the Purchased Shares as at the date hereof. The Purchaser and the Shareholders hereby agree and determine that the fair market value of the Purchased Shares as at the date hereof is US$35,855,000 (being US$1.00 per share).

2.3	Payment
     The Purchaser shall satisfy payment of the Purchase Price by allotting and issuing one fully paid and non-assessable Exchangeable Share for each Purchased Share.
2.4	Section 85 Election
     The Purchaser agrees to jointly elect with each Shareholder, pursuant to subsection 85(1) of the Tax Act and within the time limits imposed by subsection 85(6) of the Tax Act, at an amount to be determined by each Shareholder, which amount shall not be less than the Shareholder’s adjusted cost base of the Purchased Shares. It shall be the responsibility of each Shareholder to prepare and file the T2057 election form with the Canada Revenue Agency. The Purchaser shall not be liable for any damages arising to a Shareholder for a late filing of a form T2057 or any error or omissions on a form T2057.
SECTION 3
SECTION 116 CERTIFICATES
3.1	Section 116 Certificate
     Each Non-Resident Shareholder shall deliver to the Purchaser as soon as practicable following the date of this Agreement a tax clearance certificate under section 116 of the Tax Act (the “Section 116 Certificate”) with an aggregate certificate limit at least equal to the amount of the Purchase Price multiplied by the number of Purchased Shares purchased from the Non-Resident Shareholder (the “Non-Resident Purchase Price”) and expressed in Canadian dollars.
3.2	Tax Escrow
     Each Non-Resident Shareholder shall, at Closing, deliver 25% of the Exchangeable Shares issued to it pursuant to the terms of the Agreement (the “Tax Escrow Shares”), an executed escrow agreement (the “Tax Escrow Agreement”) dated the date hereof between the Non-Resident Shareholder, the Purchaser and Wildeboer Dellelce LLP in the form attached as Schedule A hereto and an executed power of attorney to Wildeboer Dellelce LLP with instructions the Wildeboer Dellelce LLP: (i) hold the Escrowed Shares in escrow; and (ii) release the Tax Escrow Shares from escrow in accordance with the terms of this Agreement and the Tax Escrow Agreement.
3.3	Remittance

(1)	If on or before the twenty-eighth day of the month following the calendar month in which Closing occurs (the “Remittance Date”) the Purchaser receives from the Non-Resident Shareholder a Section 116 Certificate with an aggregate certificate limit at least equal to the amount of the Non-Resident Purchase Price paid to the Non-Resident Shareholder expressed in Canadian dollars, the Purchaser shall, immediately after receipt of such Section 116 Certificate, cause Wildeboer Dellelce LLP to deliver to the Non-Resident Shareholder the Tax Escrow Shares.

(2)	If by the Remittance Date the Purchaser does not receive the Section 116 Certificate or receives a Section 116 Certificate with a certificate limit that is less than the Non-Resident Purchase Price then, unless the Canada Revenue Agency shall have issued a letter confirming that the Canada Revenue Agency will not require the remittance of funds as is normally required under subsection 116(5) of the Tax Act and that the Purchaser may delay the remittance of amounts in respect of the purchase of the Purchased Shares until further instructed by Canada Revenue Agency (a “Comfort Letter”), Wildeboer Dellelce LLP shall deliver the Tax Escrow Shares to the Purchaser and the Purchaser, as agent for the Non-Resident Shareholder, shall sell or otherwise dispose, outside the United States in compliance with Rule 903 of Regulation S under the 1933 Act and in compliance with applicable Canadian securities laws, of such portion of the Tax Escrow Shares as is necessary to provide sufficient funds to the Purchaser to enable it to comply with such deduction or withholding requirement and the Purchaser shall notify the Non-Resident Shareholder thereof and remit to the Non-Resident Shareholder any unapplied balance of the net proceeds of such sale, and the balance, if any, of the Tax Escrow Shares. If the proceeds of such sale are insufficient to fund the required withholding, the Non-Resident Shareholder shall forthwith pay to the Purchaser or remit to the applicable taxing authority the deficiency. The Non-Resident Shareholder shall bear all reasonable costs and expenses associated with any sale by the Purchaser pursuant to the two immediately preceding sentences.
(3)	If the Canada Revenue Agency has provided a Comfort Letter, Wildeboer Dellelce LLP shall not deliver the Tax Escrow Shares to the Purchaser on the date that would otherwise be the Remittance Date and if the relevant Section 116 Certificate is received while the Comfort Letter remains in effect, with an aggregate certificate limit at least equal to the Purchase Price in Canadian dollars, or if proof, in the Purchaser’s sole discretion, is provided that the appropriate remittances have been made to the Canada Revenue Agency, Wildeboer Dellelce LLP shall, promptly after receipt of such certificate or proof of remittance, deliver to the Non-Resident Shareholder the Tax Escrow Shares. If notification from the Canada Revenue Agency is received that the Comfort Letter is no longer in effect, such date of receipt shall be deemed to be the Remittance Date for the purposes of this Section 3.3(3).

3.4	Indemnity
     The Purchaser shall be liable to the Non-Resident Shareholder for and shall, in addition, indemnify the Non-Resident Shareholder from and against, all losses, cost, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Non-Resident Shareholder arising out of the Purchaser’s failure to remit funds with respect to amounts owing by the Purchaser, as is normally required under subsection 116(5) of the Tax Act.
SECTION 4
REPRESENTATIONS OF THE SHAREHOLDERS
     Each of the Shareholders severally but not jointly represents and warrants with respect to himself of herself only as stated below in this Section 4 and acknowledges that NANG is relying on the accuracy of each such representation and warranty in entering into this Agreement and causing the Purchaser to complete the Purchase.
4.1	Title to Purchased Shares
     Except as provided under the Kairos Escrow Agreement, each of the Shareholders legally and beneficially owns and controls with a good and marketable title thereto free of any Encumbrances, adverse claims or claims of others, all of the issued and outstanding shares in the capital of the Corporation as listed in Schedule 4.1.
4.2	No Other Purchase Agreements
     No Person, other than NANG and the Purchaser, has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for the purchase of the Purchased Shares from any of the Shareholders, except as provided under the Kairos Escrow Agreement.
4.3	Contractual and Regulatory Approvals
     Except as provided under the Kairos Escrow Agreement, none of the Shareholders is under any obligation, contractual or otherwise, to request or obtain the consent or approval of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by any of the Shareholders:
(a)	by virtue of or in connection with the execution, delivery or performance by any of the Shareholders or the completion of any of the transactions contemplated herein;

(b)	to avoid the loss of any Licence or Permit or other authorization or the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any Applicable Law; or

(c)	in order that the authority and ability of the Corporation to carry on its business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Purchase.
4.4	Authorization of Purchase
     The execution and delivery of this Agreement and the consummation of the Purchase have been duly and validly authorized by each of the Shareholders.
4.5	Enforceability
     This Agreement has been duly and validly executed and delivered by each of the Shareholders and is a valid and legally binding obligation of each of them enforceable against each of them in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.
4.6	Residence
     Except as set out in Schedule 4.1, none of the Shareholders is a non-resident of Canada within the meaning of the Tax Act.
SECTION 5
REPRESENTATIONS OF THE SHAREHOLDERS
     Each of the Shareholders severally but not jointly represents and warrants as stated below in this Section 5 and acknowledges that NANG is relying on the accuracy of each such representation and warranty in entering into this Agreement and causing the Purchaser to complete the Purchase.
5.1	Corporate Matters

(1)	Enforceability. This Agreement has been duly and validly executed and delivered by the Corporation and is a valid and legally binding agreement of the Corporation enforceable against the Corporation in accordance with its terms, subject, as enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

(2)	Due Authorization. The execution and delivery of this Agreement has been duly and validly authorized by the Corporation and no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement, and the execution and delivery of this Agreement is within the power of the Corporation without the need for any further sanction, approval, licence or consent.

(3)	Investments. The Corporation does not own, directly or indirectly, any shares or other equity securities of any corporation or any equity or ownership interest in any business or Person. The Corporation is not subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(4)	Corporate Records. The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of the Corporation, including all by-laws and resolutions passed by the directors, committees of directors and shareholders of the Corporation since formation. All such meetings were duly called and held, all such corporate actions and written resolutions were duly taken or validly signed and all such by-laws and resolutions were duly passed. The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of the Corporation are complete, accurate and current.

(5)	Shareholders Agreements. There are no shareholders agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Corporation, except as provided under the Kairos Escrow Agreement.

(6)	Licences and Permits. The Corporation holds all licences, permits and authorizations requisite for, and has complied with all Applicable Laws applicable to, the conduct of its business (collectively, the “Licences and Permits”). All of the Licences and Permits are in good standing and in full force and effect.

(7)	Operations and Assets. The Corporation has carried on business only in the Province of Ontario.

5.2	Share Capital, Dividends and Shares

(1)	Authorized and Issued Share Capital. The authorized capital of the Corporation consists of an unlimited number of Class A shares and an unlimited number of Class B shares, of which 35,855,000 Class A shares and no Class B shares have been duly issued and are outstanding as fully paid and non-assessable shares of the Corporation. No Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation.

(2)	Dividends. The Corporation has not, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(3)	Contractual and Regulatory Approvals. The Corporation is not under any obligation, contractual or otherwise, to request or obtain the consent or approval of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by the Corporation:
(a)	by virtue of or in connection with the execution, delivery or performance by the Corporation of this Agreement or the completion of any of the transactions contemplated herein;

(b)	to avoid the loss of any Licence or Permit or other authorization or the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any Applicable Law; or

(c)	in order that the authority and ability of the Corporation to carry on its business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect following the Purchase.

5.3	Financial Matters

(1)	Books and Records. All material financial transactions of the Corporation have been properly recorded in its books and records, which have been maintained in accordance with GAAP and all other applicable legal and accounting requirements and good business practice. Such books and records:
(a)	accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation shown in the Financial Statements; and

(b)	present fairly the financial condition and the revenues, expenses and results of the operations of the Corporation as of and to the date hereof.
No information, records, systems, controls or data pertaining to or required for the operation or administration of the Corporation, are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled or leased by the Corporations.

(2)	Financial Statements. The Financial Statements have been prepared in accordance with GAAP and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at the applicable date provided thereon.

(3)	Liabilities of the Corporation. The Corporation does not have any Liabilities (contingent or otherwise) of any kind whatsoever, and there is no basis for any assertion against the Corporation of any Liabilities of any kind, including liabilities relating to any failure to comply with product specifications other than:
(a)	the liabilities disclosed, reflected in or provided for in the Financial Statements; and

(b)	liabilities incurred since the formation of the Corporation which were incurred in the ordinary course of business and, in the aggregate, are not materially adverse to its business.
(4)	Product Guarantees, Warranties and Discounts.
(a)	The Corporation has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the ordinary course of business and except for warranties implied by Applicable Law.

(b)	No claim has been made against the Corporation for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any product, service or work.

(c)	The Corporation is not subject to any agreement or commitment to any customer of its business which would require the Corporation to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer.

(d)	The Corporation is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions entered into as part of its business.
(5)	Accounts Receivable. All Accounts Receivable are reflected in the Financial Statements and all Accounts Receivable arising since the date of the Financial Statements arose from bona fide transactions in the ordinary course of business, and all such Accounts Receivable owing to the Corporation are good, valid and enforceable. Such Accounts Receivable are not subject to any defence, set-off or counterclaim.
(6)	Inventories. The inventories reflected in the Financial Statements conform in all material respects to applicable designs and specifications, are free from material defects in workmanship and material, have been accurately valued in accordance with GAAP, and the valuation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use or otherwise unsaleable in the ordinary course of business at normal prices. The inventories are in good and merchantable condition and are usable or saleable in the ordinary course of business for the purposes for which they are intended.
(7)	Debt Obligations. Except as disclosed in the Financial Statements, the Corporation does not have outstanding any bonds, debentures, mortgages, promissory notes or other Indebtedness, is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness maturing more than one year after the date of creation or issue, and is not a party to or bound by any Guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or Indebtedness of any Person.
(8)	Absence of Certain Changes or Events. Except as disclosed in the Financial Statements, the Corporation has not:
(a)	incurred any obligation or liability (fixed or contingent) or Indebtedness, except normal trade or business obligations incurred in the ordinary course of business, none of which is materially adverse to its business;

(b)	paid or satisfied any obligations or liability (fixed or contingent), except:
(i)	current liabilities included in the Financial Statements;

(ii)	current liabilities incurred in the ordinary course of business; and

(iii)	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement;

(c)	created any Encumbrance upon any of its properties or assets, except as described in this Agreement;

(d)	sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the ordinary course of business;

(e)	purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of business;

(f)	waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to it, except in the ordinary course of business;

(g)	entered into any transaction, contract, agreement or commitment, except in the ordinary course of business;

(h)	terminated, discontinued, closed or disposed of any plant, facility or business operation;

(i)	made any material change in its method of billing customers or the credit terms made available to its customers;

(j)	made any material change with respect to any method of management, operation or accounting in respect of its business;

(k)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect its business or its financial condition;

(l)	suffered any extraordinary loss relating to its business;

(m)	made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, its business or its financial condition; or

(n)	authorized, agreed or otherwise become committed to do any of the foregoing.
(9)	Tax Matters
(a)	The Corporation has duly and on a timely basis prepared and filed all Tax Returns and other documents required to be filed by it in respect of all Taxes, and such Tax Returns and documents are complete and correct.

(b)	The Corporation has paid, collected and remitted all Taxes which are due and payable, collectible or remittable, as applicable, by it on or before the date hereof. Adequate provision has been made in the Financial Statements for all Taxes for the periods covered by the Financial Statements. The Corporation does not have any liability for Taxes other than those provided for in the Financial Statements and those arising in the ordinary course of business.

(c)	There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the best of the Shareholders’ knowledge, threatened against the Corporation in respect of Taxes.

(d)	There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return or other document or the payment of any Taxes by the Corporation for any assessment or reassessment of Taxes.

(e)	Except in respect of the $25,000 distributed by the Corporation to each of Mickael Joasil and Derek Blackburn, the Corporation has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Tax or other Governmental Authorities within the time required under Applicable Law.
5.4	Property

(1)	Title to Assets. The Corporation is the owner of and has good and marketable title to all of its properties and assets, including all properties and assets reflected in the Financial Statements, free and clear of all Encumbrances, except for:
(a)	the Encumbrances disclosed or reflected in the Financial Statements; and

(b)	liens for Taxes not yet due and payable.
No other Person owns any assets which are being used in the business of the Corporation, except for the Leased Premises described in Schedule 5.4(6). There are no agreements or commitments to purchase property or assets by the Corporation, other than in the ordinary course of business.

(2)	Real Properties. The Corporation does not own any real property.

(3)	Lease and Leased Premises
(a)	Schedule 5.4(3)(a) describes all leases or agreements to lease under which the Corporation leases any real or immovable property (the “Leases”). The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately described in Schedule 5.4(3)(a).

(b)	The Corporation is exclusively entitled to all rights and benefits as lessee under the Leases, and the Corporation has not sublet, assigned, licensed or otherwise conveyed any rights in the premises subject to the Leases (the “Leased Premises”) or in the Leases to any other Person.

(c)	All rental and other payments and other obligations required to be paid and performed by the Corporation pursuant to the Leases have been duly paid and performed. The Corporation is not in default of any of its obligations under the Leases and, to the best of the Shareholders’ knowledge, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases.
(d)	The terms and conditions of the Leases will not be affected by, nor will any of the Leases be in default as a result of, the completion of the Purchase.
(4)	Status of Property. The use by the Corporation of the Leased Premises is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, and the Corporation has adequate rights of ingress and egress for the operation of its business in the ordinary course and, specifically:
(a)	no alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by any competent Governmental Authority to be done in respect of the Leased Premises or any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works;

(b)	all accounts for work and services performed and materials furnished in respect of the Leased Premises have been paid and no Person is entitled to claim a lien under the Construction Lien Act (Ontario) against the Leased Premises or any part thereof, other than for current accounts in respect of which the due date has not yet passed;

(c)	no amount is owing by the Corporation in respect of the Leased Premises to any municipal corporation, or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the due date has not yet passed; and

(d)	no part of the Leased Premises has been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced.
(5)	Environmental Matters
(a)	For the purposes of this Section 5.4(5):
(i)	Contaminant means any substance, product, element, radiation, vibration or matter included in any definition of “hazardous product”, “dangerous goods”, “waste”, “toxic substance”, “contaminant”, “pollutant”, “deleterious substance” or words of similar import under any Environmental Law, or the presence of which in the environment is likely to affect adversely the quality of the environment in any way.

(ii)	Environmental Claim includes a claim, notice, administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or any notice, claim, demand or other communication alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from (A) the presence, or Release into the environment, of any Contaminant, or (B) any non-compliance or alleged non-compliance with any Environmental Law.
(iii)	Environmental Laws means all applicable statutes, regulations, ordinances, by-laws, guidelines and codes and all international treaties and agreements, now or hereafter in existence in Canada (whether federal, provincial or municipal and whether or not having the force of law) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or Contaminant, including the Environmental Protection Act (Ontario), as amended from time to time, and the Canadian Environmental Protection Act, as amended from time to time.

(iv)	Environmental Permits includes all orders, permits, certificates, approvals, consents, registrations and licences issued by any Governmental Authority.

(v)	Property means the Leased Premises, the Corporation’s interest in the Leases, and any real property now or previously owned or occupied by the Corporation.

(vi)	Release means any release, spill, leak, emission, pumping, injection, deposit, discharge, dispersal, leaching, migration, spraying, abandonment, pouring, emptying, throwing, dumping, placing or exhausting of a Contaminant, and when used as a verb has a like meaning.
(b)	The operation of the business, the property and assets owned or used by the Corporation and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. The Corporation has complied with all reporting and monitoring requirements under all Environmental Laws. The Corporation has not received any notice of any non-compliance with any Environmental Laws, and the Corporation has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction since its formation.

(c)	To the best of the Shareholders’ knowledge, there is no pending or threatened Environmental Claim against the Corporation.

(d)	There are no Environmental Permits necessary to conduct the business of the Corporation or to own, use and operate the Properties.

(e)	There are no Contaminants located on or in the Property or assets owned or used by the Corporation, and no Release of any Contaminant has occurred on or from the Properties or has resulted from the operation of the business of the Corporation and the conduct of any other activities of the Corporation. The Corporation has not used any of its Property or assets to produce, generate, store, handle, transport or dispose of any Contaminant and none of the Property has been or is being used as a landfill or waste disposal site.

(f)	Without limiting the generality of the foregoing, to the best of the Shareholders’ knowledge, there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in any of the Properties. The Corporation is not, and there is no basis upon which the Corporation could become, responsible for any clean-up or corrective action under any Environmental Laws. The Corporation has not conducted or caused to be conducted an environmental assessment or study of any of the Properties or assets of the Corporation.

(g)	To the best of the Shareholders’ knowledge, there are no pending or proposed changes to Environmental Laws which would render illegal or restrict the manufacture or sale of any products manufactured or sold or services provided by the Corporation.
(6)	Personal Property. The Corporation is not the lessee of any personal or movable property and is not a party to any conditional sale or other title retention agreement.
(7)	Work Orders and Deficiencies. To the best of the Shareholders’ knowledge, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Leased Premises or the other properties and assets of the Corporation which have been issued by any police or fire department, sanitation, environment, labour, health or other Governmental Authorities. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. The Corporation’s business is not being operated in a manner which is in contravention of any statute, regulation, rule, code, standard, policy or other Applicable Law.
(8)	Plants, Facilities and Equipment. To the best of the Shareholders’ knowledge, the buildings and structures comprising the Leased Premises, are free of any material structural defect.
(9)	Intellectual Property. Schedule 5.4(9) lists and contains a description of all of the Intellectual Property described in paragraphs (i) and (iii) of the definition of Intellectual Property. The Intellectual Property constitutes all of the Intellectual Property necessary for the conduct of the business of the Corporation as presently conducted.

(a)	The Corporation has good and valid title to all of its Intellectual Property, free and clear of any and all Encumbrances. No royalty or other fee is required to be paid by the Corporation to any Person in respect of the use of any of the Intellectual Property. The Corporation has registered its respective rights in the Intellectual Property in the manner and to the extent described in Schedule 5.4(9), and all registrations and applications for the Intellectual Property registrations have been properly maintained and renewed by the Corporation in accordance with all Applicable Laws in all jurisdictions where the Corporation’s business is carried on. The Corporation has the exclusive right to sell and use all of the Intellectual Property in all jurisdictions where it carries on business. The Corporation has not granted any license or other rights to any other Person in respect of the Intellectual Property.

(b)	There are no restrictions on the ability of the Corporation to sell, assign, convey, use or exploit all rights in the Intellectual Property in all jurisdictions where its business is carried on or is contemplated to be carried on. All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of such applications. Each of the trademarks and trade names included in the Intellectual Property is in use. None of the rights of the Corporation in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement.

(c)	The conduct of the Corporation’s business and the use of the Intellectual Property in connection therewith does not infringe, and none of the Shareholders has received any notice, complaint, threat or claim alleging infringement of, any patent, trade-mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or proprietary right of any other Person, and the conduct of the Corporation’s business does not include any activity which may constitute passing off.

(d)	The Corporation legally and beneficially owns or is entitled to sell and use free of Encumbrances all of its Intellectual Property and all processes, formulae, computer programs, product formulations, product manufacturing instructions, technology, research and development and know-how and other rights (including any applications for any of the foregoing) that are necessary for the operation of its business as currently conducted. Nothing has come to the attention of any of the Shareholders to the effect that: (A) any product, licence, patent, process, method, substance, part or other material currently being used or sold by the Corporation may infringe on any rights owned, held or claimed by any other Person; (B) there is pending or threatened any claim or litigation against the Corporation contesting the right of the Corporation to use or sell any such product, licence, patent, process, method, substance, part or material; (C) any product, licence, patent, process, method, substance, part or material currently being used or sold by any other Person may infringe any rights of the Corporation. No third party has any right to disclosure or use of any proprietary technology or rights of the Corporation used in its business, present or future.

(e)	None of the Shareholders is aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property.
5.5	Conduct of Business

(1)	Necessary Assets. None of the Shareholders, nor any other Person, owns or leases any assets which are being used in or are reasonably necessary to carry on the business or operations of the Corporation in the normal course, except assets leased or licensed to the Corporation as disclosed in this Agreement.

(2)	Restrictions on Doing Business. The Corporation is not a party to or bound by any agreement or commitment which would restrict or limit its rights to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct its business. The Corporation is not subject to any legislation or any judgment, order or requirement of any court or Governmental Authority which is not of general application to Persons carrying on a business similar to the business of the Corporation.

5.6	General Matters

(1)	Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Shareholders and the Corporation, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations under:
(a)	any term or provision of the articles or by-laws of the Corporation;

(b)	the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Corporation or any of the Shareholders is a party or by which any of them is bound; or

(c)	any term or provision of any of the Licences or Permits, any order of any court or Governmental Authority or regulatory body or any Applicable Law of any jurisdiction in which the Corporation’s business is carried on.
(2)	Government Assistance. There are no agreements, loans, other funding arrangements and assistance programs (collectively, “Government Assistance Programs”) which are outstanding in favour of the Corporation from any federal, provincial, municipal or other Governmental Authority.
(3)	Compliance with Applicable Laws. The Corporation is not carrying on business in violation of any Applicable Law relating to, without limitation, its operations, products, manufacturing processes, advertising, sales practices, which violation could reasonably be expected to have a material adverse effect on the Corporation. For greater certainty, neither the Corporation nor any director, officer, agent, employee or other person acting on behalf of the Corporation has, in the course of his or her actions for, or on behalf of, the Corporation, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; or is engaged in any unfair labour practices under Applicable Laws.
(4)	Litigation. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporation or any of the Shareholders) pending or, to the best of the Shareholders’ knowledge, threatened, by or against or affecting the Corporation, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the best of the Shareholders’ knowledge, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. Without restricting the generality of the foregoing, no claims have been asserted or made, and continue to be outstanding, against the Corporation alleging any defect in the design, manufacture or materials of any of its products.
SECTION 6
ACKNOWLEDGMENTS OF THE SHAREHOLDERS
     The Shareholders understand and acknowledge that they are acquiring the Exchangeable Shares pursuant to an exemption from the requirements of the Purchaser to provide the Shareholder with a prospectus and to issue the Exchangeable Shares through a person registered to sell securities under the securities laws of the jurisdiction in which the Shareholder is resident or is otherwise subject to and, as a consequence:
(a)	certain protections, rights and remedies provided by the Applicable Laws, including Canadian statutory rights of rescission or damages, will not be available to the Shareholders;

(b)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Exchangeable Shares;

(c)	there are risks associated with the purchase of the Exchangeable Shares;

(d)	there are restrictions on the Shareholders’ ability to resell the Exchangeable Shares under applicable securities laws and it is the responsibility of the Shareholders to find out what those restrictions are and to comply with them before selling any of the Exchangeable Shares; and

(e)	the Corporation is relieved from certain obligations that would otherwise apply under Applicable Law.

SECTION 7
REPRESENTATIONS AND WARRANTIES OF NANG
     NANG represents and warrants to the Shareholders as stated below and acknowledges that the Shareholders are relying on the accuracy of all such representations and warranties in entering into this Agreement and completing the Purchase.
7.1	Corporate Matters

(1)	Status. NANG is a corporation incorporated under the laws of the State of Washington and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to cause the Purchaser to consummate the Purchase. The Purchaser is a corporation incorporated under the laws of Canada and has full corporate power and authority to executive, deliver and perform its obligations under this Agreement.

(2)	Due Authorization. The execution and delivery of this Agreement has been duly and validly authorized by NANG and the Purchaser and no other corporate proceedings on the part of NANG or the Purchaser are necessary to authorize this Agreement, and the execution and delivery of this Agreement is within the powers of NANG and the Purchaser without the need for any further sanction, approval, licence or consent.

(3)	Enforceability. This Agreement has been duly and validly executed and delivered by NANG and the Purchaser and is a valid and legally binding agreement enforceable against each of them in accordance with its terms, subject, as enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

(4)	Investments. Neither NANG nor the Purchaser owns, directly or indirectly, any shares or other equity securities of any corporation or any equity or ownership interest in any business or Person, other than the 100 common shares of PureRay Holdings ULC issued and outstanding held by NANG. Neither NANG nor the Purchaser is subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(5)	Corporate Records. The corporate records and minute books of each of NANG and the Purchaser contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of NANG or the Purchaser, as the case may be, including all by-laws and resolutions passed by the directors, committees of directors and shareholders of NANG and the Purchaser, as the case may be, since formation. All such meetings were duly called and held, all such corporate actions and written resolutions were duly taken or validly signed and all such by-laws and resolutions were duly passed. The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of NANG and the Purchaser are complete, accurate and current.

(6)	Shareholders Agreements. There are no shareholders agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of NANG or the Purchaser, other than those contemplated under this Agreement.

(7)	Licences and Permits. NANG holds all licences, permits and authorizations requisite for, and has complied with all Applicable Laws applicable to, the conduct of its business. All such licences and permits are in good standing and in full force and effect.

(8)	Operations and Assets. NANG has carried on business only in the State of Washington. The Purchaser has not carried on business since formation.

(9)	Reporting Company. NANG is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has a class of securities registered under section 12 or section 15 of the Exchange Act.

(10)	Corporate Condition. NANG has timely filed all forms, reports and documents with the United States Securities and Exchange Commission required to be filed by it under the Exchange Act through the date hereof (collectively, the “SEC Reports”). Each of the SEC Reports, at the time filed, complied in all material respects with the requirements of the Exchange Act. There have been no material adverse changes in NANG’s business, operations or financial condition since the date of the most recent SEC Report. The SEC Reports, together with this Agreement, and any other documents listed herein and furnished by NANG to the Shareholders are referred to collectively, at the “Disclosure Documents”. The financial statements contained in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present, in all material respects, the consolidated financial position of NANG and the Purchaser as of the dates of the balance sheets included therein, and the consolidated results of its operations and cash flows for the periods then ended. Without limiting the foregoing, there are no material liabilities, contingent or actual, that are not disclosed in the Disclosure Documents (other than liabilities incurred by NANG in the ordinary course of its business, consistent with its past practise, after the periods covered by the Disclosure Documents).

7.2	Share Capital, Dividends and Shares

(1)	Authorized and Issued Share Capital. The authorized capital of NANG consists of 120,000,000 shares consisting of 100,000,000 shares of Common Stock having a par value of $0.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share (10,000,000 of which have been designated as “Special Voting Stock”), of which 34,870,000 shares of Common Stock and no shares of Preferred Stock have been duly issued and are outstanding as fully paid and non-assessable shares of NANG. No Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase, subscription, allotment or issuance of any unissued shares or other securities of NANG.

The authorized capital of the Purchaser consists of an unlimited number of common shares and an unlimited number of Exchangeable Shares, of which 100 common shares and no Exchangeable Shares have been duly issued and are outstanding as fully paid and non-assessable shares of the Purchaser. Except for the Shareholders rights under this Agreement, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase, subscription, allotment of issuance of any unissued shares or other securities of the Purchaser.

(2)	Dividends. Neither NANG nor the Purchaser has, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(3)	Contractual and Regulatory Approvals. Neither NANG nor the Purchaser is under any obligation, contractual or otherwise, to request or obtain the consent or approval of any Person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any Governmental Authority are required to be obtained by NANG or the Purchaser:
(a)	by virtue of or in connection with the execution, delivery or performance of this Agreement or the completion of any of the transactions contemplated herein;

(b)	to avoid the loss of any licence or permit or other authorization or the violation, breach or termination of, or any default under, or the creation of any Encumbrance under the terms of, any Applicable Law; or

(c)	in order that the authority and ability of NANG to carry on its business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect following the Purchase.
7.3	Financial Matters

(1)	Books and Records. All material financial transactions of NANG have been properly recorded in its books and records, which have been maintained in accordance with GAAP and all other applicable legal and accounting requirements and good business practice. Such books and records:
(a)	accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of NANG shown in the NANG Financial Statements; and

(b)	present fairly the financial condition and the revenues, expenses and results of the operations of NANG as of and to the date hereof.

No information, records, systems, controls or data pertaining to or required for the operation or administration of NANG, are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled or leased by NANG.

(2)	Financial Statements. The NANG Financial Statements have been prepared in accordance with GAAP and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of NANG as at the applicable date provided thereon.

(3)	Liabilities of NANG. NANG does not have any Liabilities (contingent or otherwise) of any kind whatsoever, and there is no basis for any assertion against NANG of any Liabilities of any kind, including liabilities relating to any failure to comply with product specifications other than:
(a)	the liabilities disclosed, reflected in or provided for in the NANG Financial Statements; and

(b)	liabilities incurred since the formation of NANG which were incurred in the ordinary course of business and, in the aggregate, are not materially adverse to its business.
(4)	Product Guarantees, Warranties and Discounts.
(a)	NANG has not given any guarantee or warranty in respect of any of the products sold or the services provided by it, except warranties made in the ordinary course of business and except for warranties implied by Applicable Law.

(b)	No claim has been made against NANG for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any product, service or work.

(c)	NANG is not subject to any agreement or commitment to any customer of its business which would require it to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer.

(d)	NANG is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions entered into as part of its business.
(5)	Accounts Receivable. All accounts receivable of NANG are reflected in the NANG Financial Statements and all accounts receivable arising since the date of the NANG Financial Statements arose from bona fide transactions in the ordinary course of business, and all such accounts receivable owing to NANG are good, valid and enforceable. Such accounts receivable are not subject to any defence, set-off or counterclaim.

(6)	Inventories. The inventories reflected in the NANG Financial Statements conform in all material respects to applicable designs and specifications, are free from material defects in workmanship and material, have been accurately valued in accordance with GAAP, and the valuation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use or otherwise unsaleable in the ordinary course of business at normal prices. The inventories are in good and merchantable condition and are usable or saleable in the ordinary course of business for the purposes for which they are intended.
(7)	Debt Obligations. Except as disclosed in the NANG Financial Statements, NANG does not have outstanding any bonds, debentures, mortgages, promissory notes or other Indebtedness, is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness maturing more than one year after the date of creation or issue, and is not a party to or bound by any Guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or Indebtedness of any Person.
(8)	Absence of Certain Changes or Events. Except as disclosed in the NANG Financial Statements, NANG has not:
(a)	incurred any obligation or liability (fixed or contingent) or Indebtedness, except normal trade or business obligations incurred in the ordinary course of business, none of which is materially adverse to its business;

(b)	paid or satisfied any obligations or liability (fixed or contingent), except:
(i)	current liabilities included in the NANG Financial Statements;

(ii)	current liabilities incurred in the ordinary course of business; and

(iii)	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement;
(c)	created any Encumbrance upon any of its properties or assets, except as described in this Agreement;

(d)	sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the ordinary course of business;

(e)	purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of business;

(f)	waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to it, except in the ordinary course of business;

(g)	entered into any transaction, contract, agreement or commitment, except in the ordinary course of business;

(h)	terminated, discontinued, closed or disposed of any plant, facility or business operation;

(i)	made any material change in its method of billing customers or the credit terms made available to its customers;

(j)	made any material change with respect to any method of management, operation or accounting in respect of its business;

(k)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect its business or its financial condition;

(l)	suffered any extraordinary loss relating to its business;

(m)	made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, its business or its financial condition; or

(n)	authorized, agreed or otherwise become committed to do any of the foregoing.
(9)	Tax Matters
(a)	NANG has duly and on a timely basis prepared and filed all Tax Returns and other documents required to be filed by it in respect of all Taxes, and such Tax Returns and documents are complete and correct.

(b)	NANG has paid, collected and remitted all Taxes which are due and payable, collectible or remittable, as applicable, by it on or before the date hereof. Adequate provision has been made in the NANG Financial Statements for all Taxes for the periods covered by the NANG Financial Statements. NANG does not have any liability for Taxes other than those provided for in the NANG Financial Statements and those arising in the ordinary course of business.

(c)	There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the best of the Shareholders’ knowledge, threatened against NANG in respect of Taxes.

(d)	There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return or other document or the payment of any Taxes by NANG for any assessment or reassessment of Taxes.

(e)	NANG has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the proper Tax or other Governmental Authorities within the time required under Applicable Law.

7.4	Property

(1)	Title to Assets. NANG is the owner of and has good and marketable title to all of its properties and assets, including all properties and assets reflected in the NANG Financial Statements, free and clear of all Encumbrances, except for:
(a)	the Encumbrances disclosed or reflected in the NANG Financial Statements; and

(b)	liens for Taxes not yet due and payable.
No other Person owns any assets which are being used in the business of NANG. There are no agreements or commitments to purchase property or assets by NANG, other than in the ordinary course of business.

(2)	Real Properties. NANG does not and never has owned or leased any real property.

7.5	Employees

(1)	Employees. NANG does not and never has had any employees.

7.6	General Matters

(1)	Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by NANG or the Purchaser, and the completion of the Purchase, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations under:
(a)	any term or provision of the articles or by-laws of NANG or the Purchaser;

(b)	the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which NANG or the Purchaser is a party or by which any of them is bound; or

(c)	any term or provision of any of the licences or permits, any order of any court or Governmental Authority or regulatory body or any Applicable Law of any jurisdiction in which NANG’s or the Purchaser’s business is carried on.
(2)	Government Assistance. There are no agreements, loans, other funding arrangements and assistance programs which are outstanding in favour of NANG from any federal, national, state, provincial, municipal or other Governmental Authority.
(3)	Compliance with Applicable Laws. NANG is not carrying on business in violation of any Applicable Law relating to, without limitation, its operations, products, manufacturing processes, advertising, sales practices or product safety, which violation could reasonably be expected to have a material adverse effect on NANG. For greater certainty, neither NANG nor any director, officer, agent, employee or other person acting on behalf of NANG has, in the course of his or her actions for, or on behalf of, NANG, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; or is engaged in any unfair labour practices under Applicable Laws.
(4)	Litigation. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of NANG) pending or, to the best of NANG’s knowledge, threatened, by or against or affecting NANG, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the best of NANG’s, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. Without restricting the generality of the foregoing, no claims have been asserted or made, and continue to be outstanding, against NANG alleging any defect in the design, manufacture or materials of any of its products.
SECTION 8
SURVIVAL AND INDEMNITY
8.1 Survival
     The representations, warranties and obligations contained in this Agreement or in any document delivered hereunder shall survive the closing of the transaction contemplated by this Agreement to the extent permitted under Applicable Laws, provided that:
(a)	the representations, warranties and obligations of the Shareholders relating to any Tax liability shall terminate upon the expiration of the last to expire of any time within which an assessment, reassessment or similar document may be issued under applicable legislation;

(b)	the representations, warranties and obligations of the Shareholders relating to title and any fraud and/or intentional misrepresentation shall survive forever; and

(c)	all other representations, warranties and obligations shall terminate upon the expiration of two years from the Closing Date.
8.2 General Indemnity
     The Shareholders shall severally fully indemnify NANG and the Purchaser on an after-Tax basis against:
(a)	all loss, Liability and expense arising out of any misrepresentation or breach of warranty of the Shareholders under this Agreement or obligation by the Shareholders under this Agreement;

(b)	all Liabilities of the Corporation including Liabilities for any Taxes, and such indemnity shall include, without limitation, reasonable expenses of investigation fees for reports or opinions of experts, and legal fees and expenses in connection with any action or proceeding against the Corporation, NANG or the Purchaser. If the amount required to satisfy any claim so disclosed or provided for shall exceed the amount so disclosed or provided for, the excess shall be considered to be a separate liability in respect of which no disclosure or provision has been made.
8.3	Notice and Participation
     NANG shall give the Shareholders prompt Notice of any loss, liability or expense for which the Shareholders may be liable under this Section and the Shareholders shall be entitled, at their expense, to participate in any negotiations, to assume the defence of any action or proceeding and to settle for monetary damages any claim in respect of which indemnification is sought under this Section provided, however, that the failure to give prompt written notice shall not affect the liability of the Indemnifying Party hereunder. Neither the Shareholders nor NANG or the Purchaser shall settle or compromise any such claim without the prior written consent of the other party.
8.4	Purchaser’s Indemnity
     NANG shall fully indemnify the Shareholders on an after-Tax basis against any loss, liability or expense resulting from all loss, liability and expense arising out of any misrepresentation or breach of warranty or covenant of NANG or the Purchaser under this Agreement or the Purchaser pursuant to this Section.
SECTION 9
CLOSING
     Closing shall take place at the offices of Wildeboer Dellelce LLP located in Toronto, Ontario, and the Shareholders shall deliver to the Purchaser certificates for the Purchased Shares duly endorsed in blank for transfer against delivery by the Purchaser to the Shareholders of certificates for the Exchangeable Shares.
SECTION 10
MISCELLANEOUS
10.1	Further Assurances
     Each party shall from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to the provisions of this Agreement and to complete the Purchase.

10.2	Expenses
     Each of the parties shall be responsible for their own fees and expenses incurred in connection with the transactions contemplated in this Agreement.
10.3	Notice
     Unless otherwise specified, each Notice to a party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to the party as follows:
(a)	If to a Shareholder, to the address of such Shareholder set forth on the signature page of this Agreement.

(b)	If to NANG or the Purchaser, to NANG at:

Address:	Suite 490,
580 Hornby Street
Vancouver, BC
V6C 3B6

Attention:	President
Fax No:	604-687-3496
(c)	If to the Corporation, to the Corporation at:

Address:	Suite 310
900 Greenbank Road
Nepean, ON
K2J 4P6

Attention:	President
Fax No:	888-385-2035

with a copy to:

Address:	Wildeboer Dellelce LLP
Suite 800, Wildeboer Dellelce Place
365 Bay Street
Toronto, Ontario
M5H 2V1

Attention:	Rory Cattanach
Facsimile No.:	(416) 361-1790
or to any other address, fax number or Person that the party designates. Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax before 3:00 p.m. on a Business Day, will be deemed to have been given on that Business Day, and if transmitted by fax after 3:00 p.m. on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.
10.4	Time
     Time shall be of the essence of this Agreement.
10.5	Governing Law
     This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario without regard to principles of conflicts of law, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.
10.6	Entire Agreement
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersede all prior negotiations and understandings, including the letter agreement dated April 28, 2008 between NANG, Derek Blackburn, Mickael Joasil and the Corporation. No provision may be amended or waived except in writing.
10.7	Severability
     Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable.
10.8	Assignment and Enurement
     No party may assign this Agreement without the prior written consent of the other parties. This Agreement enures to the benefit of and binds the parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. For greater certainty, any assignor of this Agreement shall continue to be bound by its terms.
10.9	Counterparts and Facsimile
     This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. A party’s transmission by facsimile of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission.
10.10	Independent Legal Advice
     The parties hereto acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The parties to this Agreement by execution hereof, acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution hereof that they have either done so or waived their right to do so and agree that this Agreement constitutes a binding legal obligation and they are estopped from raising any claim on the basis that they have not obtained such advice.
- SIGNATURE PAGES FOLLOW -

     The parties have executed this Agreement as of the date first written above.

NORTH AMERICAN NATURAL GAS, INC.

Per:	/s/ Jim Glavas

Authorized Signatory

PURERAY CORPORATION

Per:	/s/ Derek Blackburn

Authorized Signatory

SIGNED, SEALED AND DELIVERED )
In the presence of: )
)
)	/s/ Mickael Joasil

Witness (signature))	Mickael Joasil
)	Address:	Suite 310,
Witness Name (please print))		900 Greenbank Road
)		Nepean, ON K2J 4P6
)	Fax:	888-385-2035
)
)
)	/s/ Derek Blackburn

Witness (signature))	Derek Blackburn
)	Address:	1388 River Road
)		Manitock, ON K4M 1B4
Witness Name (please print)
)	Fax:	888-366-9627
)
)
)	/s/ F.W.F. Robinson

Witness (signature))	F.W.F. Robinson
)	Address:	5851 Knights Drive
)		Manitock, ON K4M 1K3

Witness Name (please print))	Fax:	613-692-5495
)
- SIGNATURES CONTINUE ON THE NEXT PAGE -

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
)
	)	/s/ Francis Donald O’Dea

Witness (signature))		Francis Donald O’Dea, as trustee of
	)	The O’Dea Family Trust
	)	Address:	421 Lansdown Road North
	)		Ottawa, ON K1M 0X8
Witness Name (please print)
	)	Fax:	(613) 741-2039
)
)
	)	/s/ Thomas J. Broeski

Witness (signature))		Thomas J. Broeski
	)	Address:	32 Mount View Drive
	)		Afton, VA 22920
Witness Name (please print)
	)	Fax:	540-943-4178
)
)
	)	/s/ Raj Kurichh

Witness (signature))		Raj Kurichh
	)	Address:	2009 Cherington Crescent
	)		Orleans, ON K4A 4Z8
Witness Name (please print)
	)	Fax:	613-841-9250
)
)
	)	/s/ Megs Radiachy

Witness (signature))		Megs Radiachy
)
Witness Name (please print)
	)	/s/ Ramila Radiachy

	)	Ramila Radiachy
	)	Address:	91 Baroness Drive
	)		Nepean, ON K2G 6S2
	)	Fax:	613-884-0427
)
)
	)	/s/ Patrick Pierre

Witness (signature))		Patrick Pierre
	)	Address:	P.O. Box 7883
	)		Naples, FL 34101

Witness Name (please print))		Fax:	888-293-1114
- SIGNATURES CONTINUE ON THE NEXT PAGE -

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
)
)
	)	/s/ Matthew Sicoli

Witness (signature))
Matthew Sicoli
		Address:	23 Eleanor Drive
Ottawa, ON K2E 6A3
		Fax:	N/A

KAIROS PARTNERS, LLC

Per:	/s/ Jefrey M. Wallace

(Authorized Signatory)
Address:	Suite 600
3625 Cumberland Blvd.
Atlanta, GA 30339
Fax:	678-202-8911

PURERAY ACQUISITION INC.

Per:	/s/ Jim Glavas

Authorized Signatory

Schedule 4.1

Purchasers and Purchased Shares

	Number of Purchased	Non-Resident
Name of Shareholder	Shares	Shareholder
Mickael Joasil	12,835,000	—
Derek Blackburn	12,835,000	—
F.W.F. Robinson	3,000,000	—
Francis Donald O’Dea, as trustee of The O’Dea Family Trust	1,000,000	—
Kairos Partners, LLC	5,355,000	Yes
Thomas J. Broeski	250,000	Yes
Raj Kurichh	50,000	—
Megs Padiachy and Ramila Padiachy, jointly	150,000	—
Patrick Pierre	200,000	Yes
Matthew Scioli	180,000	—
Total:	35,855,000

Schedule 5.4(3)
Leases
The Corporation’s registered office is located at Suite 310, 900 Greenbank Road, Nepean, Ontario. It maintains limited office space at such location on a rent-free basis.
Also, the Corporation currently maintains limited office space at 3490 Piedmont Road, Suite 1120, Atlanta, Georgia. Monthly rent at the rate of $4,500 is payable until December, 2009.

Schedule 5.4(9)
Intellectual Property

US Provisional Patent Application #60/943,166	Self-Charging Light Bulb System
US Provisional Patent Application #60/911,158	System for Recharging Battery-Operated Devices
US Provisional Patent Application #60/968,980	System for Recharging Battery-Operated Devices
International Patent Application #PCT/CA2008/000687	System for Recharging Battery-Operated Devices
US Non-Provisional Patent Application #12/100,030	System for Recharging Battery Operated Devices
US Trademark Application 77400641	PURERAY
US Trademark Application 77307618	PURERAY

Schedule A
Tax Escrow Agreement (form of)
ESCROW AGREEMENT
THIS ESCROW AGREEMENT made the ___day of                                         , 2008.
AMONG:
PURERAY ACQUISITION INC., a corporation incorporated under the laws of Canada,
(the “Purchaser”)
AND:
[ • ], [an individual residing in the state of [ • ],
(the “Vendor”)
AND:
WILDEBOER DELLELCE LLP, a limited liability partnership established under the laws of Ontario
(the “Escrow Agent”)
WHEREAS the Vendor and Purchaser are parties to a share purchase agreement dated                                         , 2008 (the “Share Purchase Agreement”), the Vendor and the Purchaser have agreed to enter into this agreement to provide for the Purchaser’s obligations under section 3 of the Share Purchase Agreement and to provide for the remittance to, and the holding and release by, the Escrow Agent of certain Exchangeable Shares to be delivered by the Purchaser to the Escrow Agent on the terms set out herein.
NOW, THEREFORE, THIS AGREEMENT WITNESSES as follows:
1.	Definitions

1.1	Unless the context otherwise requires or unless otherwise defined herein, all capitalized terms used in this Escrow Agreement shall have the meanings ascribed to them in the Share Purchase Agreement.

2.	Delivery of Escrowed Shares

2.1	The Purchaser hereby delivers to the Escrow Agent [ • ] Exchangeable Shares (the “Escrowed Shares”), which Exchangeable Shares shall be held by the Escrow Agent pending release in accordance with, and on the terms set out in, this Escrow Agreement.

3.	Release of Escrowed Shares

3.1	The Escrow Agent shall hold the Escrowed Shares deposited with it in trust to be released by the Escrow Agent only on the following terms:
(1)	the Vendor shall deliver to the Purchaser as soon as practicable following the date of this agreement a tax clearance certificate issued pursuant to section 116 of the Income Tax Act (Canada) (each a “Section 116 Certificate”) with an aggregate certificate limit at least equal to the amount of the Purchase Price multiplied by the number of PureRay Shares purchased from the Vendor (the “Non-Resident Total Purchase Price”) and expressed in Canadian dollars;

(2)	the Vendor agrees at Closing, to deliver the Escrowed Shares along with an executed power of attorney to the Escrow Agent with instructions that the Escrow Agent (i) hold the Escrowed Shares in escrow and (ii) release the Escrowed Shares from escrow in accordance with the terms of the Share Purchase Agreement and this Agreement;

(3)	if on or before the twenty-eighth day of the month following the calendar month in which the Closing occurs (the “Remittance Date”) the Purchaser receives from the Vendor a Section 116 Certificate with an aggregate certificate limit at least equal to the amount of the Non-Resident Total Purchase Price paid to the Vendor expressed in Canadian dollars, the Purchaser shall, immediately after receipt of such Section 116 Certificate, cause the Escrow Agent to deliver to the Vendor the Escrowed Shares;

(4)	in the event that on or before the Remittance Date, the Purchaser does not receive the Section 116 Certificate or receives a Section 116 Certificate with a certificate limit that is less than the Non-Resident Total Purchase Price then, unless the Canada Revenue Agency shall have issued a letter confirming that the Canada Revenue Agency will not require the remittance of funds as is normally required under subsection 116(5) of the Income Tax Act (Canada) and that the Purchaser may delay the remittance of amounts in respect of the purchase of the PureRay Shares until further instructed by the Canada Revenue Agency (a “Comfort Letter”), the Escrow Agent shall deliver the Escrowed Shares to the Purchaser and the Purchaser, as agent for the Vendor, shall sell or otherwise dispose, outside the United States in compliance with Rule 903 of Regulation S under the 1933 Act and in compliance with applicable Canadian securities laws, of such portion of the Escrowed Shares as is necessary to provide sufficient funds to the Purchaser to enable it to comply with such deduction or withholding requirement and the Purchaser shall notify the Vendor thereof and remit to the Vendor any unapplied balance of the net proceeds of such sale, and the balance, if any, of the Escrowed Shares. If the proceeds of such sale are insufficient to fund the required withholding, the Vendor shall forthwith pay to the Purchaser or remit to the applicable taxing authority the deficiency. The Vendor shall bear all reasonable costs and expenses associated with any sale by the Purchaser pursuant to the two immediately preceding sentences; and

(5)	if the Canada Revenue Agency has provided a Comfort Letter, the Escrow Agent shall not deliver the Escrowed Shares to the Purchaser on the date that would otherwise be the Remittance Date and if the relevant Section 116 Certificate is received while the Comfort Letter remains in effect, with an aggregate certificate limit at least equal to the Purchase Price in Canadian dollars, or if proof, in the Purchaser’s sole discretion, is provided that the appropriate remittances have been made to the Canada Revenue Agency, the Escrow Agent shall, promptly after receipt of such certificate or proof of remittance, deliver to the Vendor the Escrowed Shares. If notification from the Canada Revenue Agency is received that the Comfort Letter is no longer in effect, such date of receipt shall be deemed to be the Remittance Date for the purposes of this Section 3.1(e).
3.2	Without restricting the generality of section 3.1(e), the Vendor shall indemnify, hold harmless and defend the Purchaser and the Escrow Agent from and against any and all actions, causes of action, claims, demands, damages, losses, costs, liabilities, expenses, taxes and penalties, and any interest thereon, of any nature or kind, including reasonable legal fees, which may be made or brought against the Purchaser or the Escrow Agent or which the Purchaser or Escrow Agent may suffer or incur as a result of or in respect of any reliance on a Comfort Letter. The obligation of the Vendor pursuant to this section 3.2 shall terminate effective as and from the date upon which the Escrow Agent receives a Section 116 Certificate in form and content satisfactory to the Escrow Agent (acting in its capacity as the Purchaser’s solicitors) and showing a certificate limit or proceeds of disposition in an amount not less than the Purchase Price.

4.	Escrow Agent

4.1	The acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions which shall govern and control the rights, duties, liabilities and immunities of the Escrow Agent:
(a)	The Escrow Agent is not a party to, and is not bound by, any agreement which may be evidenced by, or arising out of, the foregoing instructions, other than as expressly set forth herein.

(b)	The Escrow Agent shall be protected in acting upon any written notice, declaration, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

(c)	The Escrow Agent shall not be required to determine the authenticity of signatures or the power and authority of any signatory to execute such confirmation, instruction or order and will be entitled to assume the authorization, due execution, validity and effectiveness of the same.

(d)	The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own negligence or wilful misconduct.

(e)	The Escrow Agent shall incur no liability hereunder or in connection herewith for anything whatsoever other than as a result of its own negligence or wilful misconduct. The Vendor and the Purchaser shall, jointly and severally, indemnify, hold harmless and defend the Escrow Agent from and against any and all actions, causes of action, claims, demands, damages, losses, costs, liabilities and expense, of any nature or kind including reasonable legal fees, which may be made or brought against it or which it may suffer or incur as a result of or in respect of or arising out of this Agreement or the Escrow Agent’s duties and responsibilities hereunder, except such as shall result solely and directly from its own gross negligence or wilful misconduct.

(f)	In the event of any disagreement between any of the parties hereto resulting in adverse claims or demands with respect to the Escrowed Shares, the Escrow Agent shall be entitled, at its option, to refuse to comply with any claims or demands on it with respect thereto as long as such disagreement shall continue, and in so refusing, the Escrow Agent may elect to make no delivery of Escrowed Shares. In so doing, the Escrow Agent shall not be or become liable in any way to the parties hereto for its failure or refusal to comply with such claims or demands. The Escrow Agent shall be entitled to refrain from acting or refusing to act until such claims or demands (i) shall have been finally determined in a court of competent jurisdiction, or (ii) shall have been settled by agreement and the Escrow Agent shall have been notified thereof by the Vendor and the Purchaser in writing.

(g)	The Escrow Agent may pay the Escrowed Shares into court in the Province of Ontario for a determination by such court as to the entitlement to the Escrowed Shares at any time and the Escrow Agent shall thereupon be released from any obligation hereunder.

(h)	The Escrow Agent may employ such counsel and advisers as it may reasonably require for the purpose of discharging its duties under this Escrow Agreement and the Escrow Agent may act and shall be protected in acting in good faith on the opinion or advice of or information obtained from any such counsel or adviser in relation to any matter arising under this Escrow Agreement.

(i)	Nothing in acting as Escrow Agent hereunder shall preclude the Escrow Agent from acting, in any manner, as counsel to the Purchaser in connection with any matter or dispute, including disputes pertaining to the Share Purchase Agreement or this Escrow Agreement and the Vendor agrees that it will not raise any objection in any forum to the Escrow Agent acting as counsel to the Purchaser.

(j)	The Escrow Agent may resign at any time as Escrow Agent upon written notice to the Purchaser and the Vendor and appointment of a replacement escrow agent by the Escrow Agent, which shall be a trust company duly licensed in the Province of Ontario.

(k)	The Escrow Agent shall not have any duties or responsibilities except as set out in this Escrow Agreement.

(l)	The Vendor shall pay all of the fees, costs and expenses of the Tax Escrow Agent for its services provided hereunder.
4.2	Any notices required or permitted to be given under the terms of this Escrow Agreement shall be sufficiently given if delivered by hand, e-mail or by fax to the parties at their following respective addresses:

To the Vendor:
▪
Attention: ▪
Fax:            ▪
Email:         ▪
     To the Purchaser:
▪
Attention: ▪
Fax:            ▪
Email:         ▪
     To the Escrow Agent:
Wildeboer Dellelce LLP
Suite 800, Wildeboer Dellelce Place
365 Bay Street
Toronto Ontario, M5H 2V1
Attention: Kevin Fritz
Fax: (416) 361-1790
Email: kfritz@wildlaw.ca
Any notice personally delivered before 4:30 p.m. local time at the place of delivery on a business day shall be deemed to have been received and given on the day of delivery and any notice personally delivered after 4:30 p.m. local time at the place of delivery shall be deemed to have been received and given on the next following business day. Any notice mailed as aforesaid shall be deemed to have been received and given 6 clear days after the day it is mailed, unless there is a postal strike or other disruption affecting mail delivery, in which event the notice shall be deemed to have been received and given when it is actually received. Any notice transmitted by facsimile before 4:30 p.m. local time on a business day at the place to which it is sent shall be deemed to have been received and given on the day of transmission and any notice transmitted by facsimile after 4:30 p.m. local time at the place to which it is sent shall be deemed to have been received and given on the next following business day.

5.	General

5.1	This Escrow Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

5.2	Time shall be of the essence hereof.

5.3	This Escrow Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

5.4	This Escrow Agreement may be executed by facsimile or otherwise in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
[the next page is the signing page]

     IN WITNESS WHEREOF the parties have duly executed this Escrow Agreement on the date first set forth above.

)
)

Witness	)
)
)

PURERAY ACQUISITION INC.
By:
Name:
Title:

WILDEBOER DELLELCE LLP
By:
Name:
Title: